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                                                                    Exhibit 99.2

                                                     CONTACT: James M. Roolf
FOR IMMEDIATE RELEASE                                         (630) 875-7452
                                                     TRADED:  NASDAQ/NMS
                                                     SYMBOL:  FMBI


                            FIRST MIDWEST COMPLETES
                       ACQUISITION OF HERITAGE FINANCIAL


ITASCA, IL., JULY 1, 1998 -- First Midwest Bancorp, Inc.(NASDAQ: FMBI) announced today that it has completed the acquisition of Heritage Financial Services, Inc., a $1.3 billion banking company located in southwest suburban Chicago. It is anticipated that Heritage Bank will change its name to First Midwest Bank coincident with systems conversion in late October 1998.

With the acquisition First Midwest has assets of $5.1 billion and a market capitalization exceeding $1.3 billion making it the premier independent suburban Chicago banking franchise. It is the largest independent and ninth largest overall deposit share holder in the nine county Chicago MSA enjoying a rank of #1 or #2 in four of such counties. Of the Company's network of 72 offices 56 are located in suburban Chicago.

Pursuant to the merger agreement, First Midwest will issue approximately 9.7 million shares of its common stock in exchange for all of the outstanding stock of Heritage. Former Heritage shareholders will receive 0.7695 shares of First Midwest common stock for each share of Heritage common stock in a tax free exchange that will be accounted for as a pooling of interests. The value of the transaction is approximately $425 million based on First Midwest's closing stock price on June 30, 1998.

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At August 1998 meeting, the Board of Directors of First Midwest will appoint former Heritage Directors Richard T. Wojcik, Jack Payan and John L. Sterling as Directors of First Midwest to serve until 2001.

With assets of $5.1 billion, First Midwest is the third largest banking company headquartered in Illinois and the premier independent suburban Chicago banking company. It provides commercial banking, trust, investment management, mortgage and related financial services to a variety of consumer, business and governmental customers in 47 communities primarily in northern Illinois.

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